Exhibit 99.1

News Release

RAYONIER REPORTS FOURTH QUARTER 2022 RESULTS

•Fourth quarter net income attributable to Rayonier of $33.1 million ($0.22 per share) on revenues of $245.4 million
•Fourth quarter pro forma net income of $16.5 million ($0.11 per share) on pro forma revenues of $214.9 million
•Fourth quarter operating income of $44.1 million, pro forma operating income of $27.2 million, and Adjusted EBITDA of $68.4 million
•Full-year net income attributable to Rayonier of $107.1 million ($0.73 per share) on revenues of $909.1 million
•Full-year pro forma net income of $91.5 million ($0.62 per share) on pro forma revenues of $878.6 million
•Full-year operating income of $165.8 million, pro forma operating income of $138.5 million and Adjusted EBITDA of $314.2 million
•Full-year cash provided by operations of $269.2 million and cash available for distribution (CAD) of $188.5 million
WILDLIGHT, FL — February 1, 2023 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $33.1 million, or $0.22 per share, on revenues of $245.4 million. This compares to net income attributable to Rayonier of $8.7 million, or $0.06 per share, on revenues of $262.0 million in the prior year quarter.
The fourth quarter results included $16.6 million of income from Large Dispositions1 and a $0.4 million favorable adjustment to a timber write-off taken in the third quarter.2 Prior year fourth quarter results included a $3.8 million gain on investment in Timber Funds3 and a $3.1 million gain on Fund II Timberland Dispositions attributable to Rayonier.4 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests in the operating partnership,5 fourth quarter pro forma net income6 was $16.5 million, or $0.11 per share, on pro forma revenues6 of $214.9 million versus pro forma net income6 of $2.0 million, or $0.01 per share, on pro forma revenues6 of $191.0 million in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2022		December 31, 2021
	$	EPS	$	EPS

Revenues	$245.4		$262.0
Large Dispositions[1]	(30.5)		—
Fund II Timberland Dispositions attributable to Rayonier[4]	—		(14.0)
Sales attributable to noncontrolling interests in Timber Funds	—		(57.0)
Pro forma revenues[6]	$214.9		$191.0

Net income attributable to Rayonier	$33.1	$0.22	$8.7	$0.06
Adjustment to prior period timber write-off[2]	(0.4)	—	—	—
Large Dispositions[1]	(16.6)	(0.11)	—	—
Fund II Timberland Dispositions attributable to Rayonier[4]	—	—	(3.1)	(0.02)
Gain on investment in Timber Funds[3]	—	—	(3.8)	(0.03)
Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership[5]	0.4	—	0.2	—
Pro forma net income[6]	$16.5	$0.11	$2.0	$0.01

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Fourth quarter operating income was $44.1 million versus $33.5 million in the prior year period. Fourth quarter operating income included $16.6 million of income from Large Dispositions1 and a $0.4 million favorable adjustment to a timber write-off.2 Prior year fourth quarter operating income included $12.3 million of operating income attributable to noncontrolling interests in the Timber Funds segment, a $3.8 million gain on investment in Timber Funds,3 and a $3.1 million gain on Fund II Timberland Dispositions attributable to Rayonier.4 Excluding these items, pro forma operating income6 was $27.2 million versus $14.4 million in the prior year period. Fourth quarter Adjusted EBITDA6 was $68.4 million versus $50.4 million in the prior year period.
The following table summarizes operating income (loss), pro forma operating income (loss),6 and Adjusted EBITDA6 for the current quarter and comparable prior year period:

	Three Months Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[6]		Adjusted EBITDA[6]
(millions of dollars)	2022	2021	2022	2021	2022	2021
Southern Timber	$19.7	$19.0	$19.7	$19.0	$33.2	$33.6
Pacific Northwest Timber	3.5	1.5	3.1	1.5	15.5	13.2
New Zealand Timber	8.0	3.6	8.0	3.6	13.7	9.8
Timber Funds	—	18.4	—	(0.7)	—	(0.6)
Real Estate	21.5	(0.3)	4.9	(0.3)	14.2	2.8
Trading	0.3	(0.5)	0.3	(0.5)	0.3	(0.5)
Corporate and Other	(8.9)	(8.2)	(8.9)	(8.2)	(8.6)	(7.9)
Total	$44.1	$33.5	$27.2	$14.4	$68.4	$50.4

Overview of Full-Year Results: Full-year 2022 net income attributable to Rayonier was $107.1 million, or $0.73 per share, on revenues of $909.1 million. This compares to net income attributable to Rayonier of $152.6 million, or $1.08 per share, on revenues of $1.1 billion in the prior year. Full-year results included $16.6 million of income from Large Dispositions1 and a $0.7 million timber write-off (net) resulting from a fire casualty event.2 The prior year results included $44.8 million of income from Large Dispositions,1 a $10.3 million gain on Fund II Timberland Dispositions attributable to Rayonier,4 a $7.5 million gain on investment in Timber Funds,3 a $2.2 million loss from the termination of a cash flow hedge,7 and a $0.2 million loss related to debt extinguishments and modifications.8 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests in the operating partnership,5 full-year pro forma net income6 was $91.5 million, or $0.62 per share, on pro forma revenues6 of $878.6 million versus pro forma net income6 of $94.1 million, or $0.67 per share, on pro forma revenues6 of $863.1 million in the prior year.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes the full-year and comparable prior year results:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2022		December 31, 2021
	$	EPS	$	EPS

Revenues	$909.1		$1,109.6
Large Dispositions[1]	(30.5)		(56.0)
Fund II Timberland Dispositions attributable to Rayonier[4]	—		(31.4)
Sales attributable to noncontrolling interests in Timber Funds	—		(159.1)
Pro forma revenues[6]	$878.6		$863.1

Net income attributable to Rayonier	$107.1	$0.73	$152.6	$1.08
Timber write-off resulting from a fire casualty event[2]	0.7	—	—	—
Large Dispositions[1]	(16.6)	(0.11)	(44.8)	(0.31)
Fund II Timberland Dispositions attributable to Rayonier[4]	—	—	(10.3)	(0.07)
Gain on investment in Timber Funds[3]	—	—	(7.5)	(0.05)
Loss from terminated cash flow hedge[7]	—	—	2.2	0.02
Loss related to debt extinguishments and modifications[8]	—	—	0.2	—
Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership[5]	0.3	—	1.7	—
Pro forma net income[6]	$91.5	$0.62	$94.1	$0.67

Full-year operating income was $165.8 million versus $269.8 million in the prior year. Full-year operating income included $16.6 million of income from Large Dispositions,1 an $11.5 million gain attributable to noncontrolling interests on the sale of a multi-family apartment complex,9 and a $0.7 million timber write-off resulting from a fire casualty event.2 Prior year operating income included $44.8 million of income from Large Dispositions,1 a $10.3 million gain on Fund II Timberland Dispositions attributable to Rayonier,4 a $7.5 million gain on investment in Timber Funds,3 and $45.6 million of operating income attributable to noncontrolling interests in the Timber Funds segment. Excluding these items, full-year pro forma operating income6 was $138.5 million versus $161.6 million in the prior year. Full-year Adjusted EBITDA6 was $314.2 million versus $329.8 million in the prior year.
The following table summarizes operating income, pro forma operating income (loss)6 and Adjusted EBITDA6 for the current full-year and comparable prior year:

	Year Ended December 31,
	Operating Income		Pro forma Operating Income (Loss)[6]		Adjusted EBITDA[6]
(millions of dollars)	2022	2021	2022	2021	2022	2021
Southern Timber	$96.6	$66.1	$96.6	$66.1	$156.9	$120.2
Pacific Northwest Timber	15.2	6.8	15.9	6.8	63.9	57.3
New Zealand Timber	30.6	51.5	30.6	51.5	54.5	78.5
Timber Funds	—	63.3	—	(0.1)	—	2.3
Real Estate	58.5	112.5	30.4	67.8	72.7	100.7
Trading	0.4	0.1	0.4	0.1	0.4	0.1
Corporate and Other	(35.5)	(30.6)	(35.5)	(30.6)	(34.2)	(29.4)
Total	$165.8	$269.8	$138.5	$161.6	$314.2	$329.8

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Full-year cash provided by operating activities was $269.2 million versus $325.1 million in the prior year period. Full-year cash available for distribution (CAD)6 was $188.5 million, which decreased $19.2 million versus the prior year due to lower Adjusted EBITDA6 ($15.6 million), higher cash taxes paid ($7.7 million), and higher capital expenditures ($1.7 million), partially offset by lower cash interest paid ($5.9 million).
“We are pleased with our overall financial performance for the full-year 2022,” said David Nunes, CEO. “The total Adjusted EBITDA generated by our three Timber segments of $275.4 million represented the highest-ever result for the company—roughly 8% above the previous record achieved in 2021. Notwithstanding deteriorating market conditions toward the end of 2022 in response to growing macroeconomic uncertainty and a slowing housing market, we still achieved record full-year Adjusted EBITDA results in both our Southern Timber and Pacific Northwest Timber segments, underscoring the relative strength of our timber markets and the ability of our team to navigate an ever-evolving operating environment. The strong results in our U.S. timber operations were partially offset by lower Adjusted EBITDA versus the prior year in our New Zealand Timber segment, which throughout 2022 contended with slower economic activity in China, as well as higher costs. Finally, in our Real Estate segment, we achieved solid results generally in line with our expectations entering the year, reflecting our continued focus on optimizing the value of our portfolio through the sale of rural and recreational properties, land entitled for development, and non-strategic holdings. Entering 2023, we believe the operational flexibility afforded by our pure-play timber REIT model, the ongoing improvements to our portfolio, and the resiliency of our team will enable us to stay focused on long-term value creation amid more challenging economic conditions.”
“During the fourth quarter, we achieved total Adjusted EBITDA of $68.4 million. In our Southern Timber segment, Adjusted EBITDA declined 1% versus the prior year quarter, as an 11% decrease in harvest volumes was largely offset by a 7% increase in weighted-average log prices. In our Pacific Northwest Timber segment, Adjusted EBITDA improved 18% versus the prior year quarter, driven by a 17% increase in weighted-average log prices and a 3% increase in harvest volumes.”
“In New Zealand, while the operating environment remained very challenging throughout the fourth quarter, Adjusted EBITDA improved $3.9 million versus the prior year quarter due to increased carbon credit sales and harvest volumes, which more than offset lower log pricing.”
“Real Estate segment Adjusted EBITDA was $11.5 million above the prior year quarter, as the current year period benefited from increased sales in the Wildlight development project north of Jacksonville, Florida as well as increased acres sold and average per-acre prices in the Rural category as compared to the prior year period. Large Dispositions consisted of a 10,977-acre timberland sale in western Washington to a conservation-oriented buyer.”
“As previously disclosed, during the fourth quarter we completed our acquisition of 137,800 acres of high-quality commercial timberlands located in Texas, Georgia, Alabama, and Louisiana from Manulife Investment Management for approximately $454 million. Rayonier financed the acquisition with cash on hand and proceeds from a new five-year, $250 million term loan through the Farm Credit System. The company also entered into an interest rate swap agreement during the quarter to fix $100 million of the new term loan at an all-in effective cost of approximately 4.6%, net of estimated patronage refunds.”
Southern Timber
Fourth quarter sales of $56.6 million decreased $2.0 million, or 3%, versus the prior year period. Harvest volumes decreased 11% to 1.37 million tons versus 1.53 million tons in the prior year period, as macroeconomic headwinds led to softer demand in certain markets, particularly for pulpwood. Average pine sawtimber stumpage realizations increased 11% to $34.00 per ton versus $30.74 per ton in the prior year period, as sawtimber demand remained relatively strong versus the prior year quarter. Average pine pulpwood stumpage realizations decreased 1% to $20.95 per ton versus $21.08 per ton in the prior year period due to weaker end-market demand coupled with drier weather conditions leading up to the fourth quarter as
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

compared to the prior year. Overall, weighted-average stumpage realizations (including hardwood) increased 7% to $25.74 per ton versus $24.14 per ton in the prior year period. Operating income of $19.7 million rose $0.7 million versus the prior year period due to higher net stumpage realizations ($2.2 million), lower leased land reforestation and other costs ($0.8 million), and higher non-timber income ($0.5 million), partially offset by lower volumes ($2.4 million) and higher depletion rates ($0.4 million).
Fourth quarter Adjusted EBITDA6 of $33.2 million was 1%, or $0.4 million, below the prior year period.
Pacific Northwest Timber
Fourth quarter sales of $42.4 million increased $7.7 million, or 22%, versus the prior year period. Harvest volumes increased 3% to 397,000 tons versus 387,000 tons in the prior year period. Average delivered sawtimber prices increased 14% to $111.78 per ton versus $98.09 per ton in the prior year period, reflecting relatively strong customer demand and a favorable species mix, as a higher proportion of Douglas-fir sawtimber was harvested in the current year period. Average delivered pulpwood prices increased 80% to $66.26 per ton versus $36.82 per ton in the prior year period, as supply constraints amid strong end-market demand continued to put upward pressure on pulpwood prices for much of the fourth quarter. Operating income of $3.5 million improved $1.9 million versus the prior year period due to the sale of a timber reservation to a conservation group ($1.4 million), higher net stumpage realizations ($0.7 million), lower indirect costs ($0.1 million), a favorable adjustment to a timber write-off taken in the third quarter ($0.4 million), and higher volumes ($0.3 million), partially offset by lower non-timber income ($0.5 million) and higher depletion rates ($0.4 million).
Fourth quarter Adjusted EBITDA6 of $15.5 million was 18%, or $2.3 million, above the prior year period.
New Zealand Timber
Fourth quarter sales of $71.4 million increased $3.9 million, or 6%, versus the prior year period. Harvest volumes increased 7% to 686,000 tons versus 642,000 tons in the prior year period, primarily due to the timing of export shipments. Average delivered prices for export sawtimber decreased 16% to $111.30 per ton versus $132.87 per ton in the prior year period, as COVID lockdowns and construction market headwinds in China continued to constrain export market demand. Average delivered prices for domestic sawtimber declined 20% to $64.79 per ton versus $81.16 per ton in the prior year period. The decrease in domestic sawtimber prices (in U.S. dollar terms) was primarily driven by the decline in the NZ$/US$ exchange rate (US$0.58 per NZ$1.00 versus US$0.70 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 5% versus the prior year period, reflecting slowing domestic market demand as well as increased supply due to continued export market headwinds. Operating income of $8.0 million increased $4.4 million versus the prior year period due to higher carbon credit sales ($8.7 million) and higher volumes ($0.9 million), partially offset by lower net stumpage realizations ($3.3 million), unfavorable foreign exchange impacts ($1.8 million), and higher costs ($0.1 million).
Fourth quarter Adjusted EBITDA6 of $13.7 million was 39%, or $3.9 million, above the prior year period.
Real Estate
Fourth quarter sales of $57.0 million increased $45.5 million versus the prior year period, while operating income of $21.5 million increased $21.8 million versus the prior year period. Fourth quarter sales and operating income included $30.5 million and $16.6 million, respectively, from Large Dispositions.1 Excluding Large Dispositions, pro forma sales6 were $26.5 million and pro forma operating income6 was $4.9 million. Pro forma sales6 and pro forma operating income6 increased versus the prior year period due to a higher number of acres sold (2,090 acres sold versus 1,209 acres sold in the prior year period) and an increase in weighted-average prices ($13,747 per acre versus $8,635 per acre in the prior year period), driven by a heavier mix of Improved Development activity.
Improved Development sales of $16.6 million included $15.4 million from the Wildlight development project north of Jacksonville, Florida, $0.4 million from the Heartwood development project south of Savannah,
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Georgia, and a $0.7 million sale of an industrial-use parcel in Kitsap County, Washington ($273,000 per acre). Sales in Wildlight consisted of an 87-acre industrial-use parcel for $7.3 million ($84,000 per acre), a 16-acre parcel for a senior living community for $3.0 million ($190,000 per acre), a 20-acre residential pod sale to a national homebuilder for $4.3 million ($216,000 per acre), and 13 residential lots for $0.8 million (an average of $65,000 per lot or $386,000 per acre). Sales in Heartwood consisted of 10 residential lots for $0.4 million ($43,000 per lot or 276,000 per acre). This compares to Improved Development sales of $4.3 million in the prior year period.
There were no Unimproved Development sales in the fourth quarter or the prior year period.
Rural sales of $12.2 million consisted of 1,961 acres at an average price of $6,196 per acre, including 615 acres in Nassau County, Florida for $3.8 million ($6,250 per acre) and 290 acres in Jefferson County, Washington for $4.1 million ($14,200 per acre). This compares to prior year period sales of $6.1 million, which consisted of 1,186 acres at an average price of $5,132 per acre.
Fourth quarter Adjusted EBITDA6 of $14.2 million was $11.5 million above the prior year period.
Trading
Fourth quarter sales of $18.2 million decreased $0.3 million versus the prior year period, due to lower volumes and prices. Sales volumes decreased 1% to 143,000 tons versus 145,000 tons in the prior year period. The Trading segment generated operating income of $0.3 million versus an operating loss of $0.5 million in the prior year period as improved margins more than offset reduced trading volume.
Fourth quarter Adjusted EBITDA6 of $0.3 million increased $0.8 million versus the prior year period.
Other Items
Fourth quarter corporate and other operating expenses of $8.9 million increased $0.6 million versus the prior year period, primarily due to higher compensation and other overhead expenses ($1.2 million), partially offset by lower benefit costs ($0.6 million).
Fourth quarter interest expense of $9.7 million decreased $0.9 million versus the prior year period, primarily due to a lower weighted-average interest rate.
Fourth quarter income tax expense of $1.4 million decreased $0.2 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
In November, Rayonier replaced its prior at-the-market (ATM) equity offering program with a new ATM program, through which we may sell common shares, from time to time, having an aggregate sales price of up to $300 million. During the fourth quarter, we sold approximately 853,000 shares under the program at a weighted average price of $35.51 per share, generating gross proceeds of $30.3 million.
Outlook
In 2023, we expect to achieve net income attributable to Rayonier of $52 to $73 million, EPS of $0.36 to $0.50 and Adjusted EBITDA of $280 to $320 million. We generally expect that results in the first half of the year will be meaningfully lower than results in the second half of the year, as end market demand continues to normalize following the rapid rise in interest rates and associated market volatility. We further expect that year-over-year net income attributable to Rayonier and EPS will be impacted by increased depletion rates in our Southern Timber segment following the completion of our previously announced acquisition of 137,800 acres in the U.S. South for $454 million.
In our Southern Timber segment, we expect to achieve full-year harvest volumes of 6.7 to 7.0 million tons. The anticipated increase relative to the prior year reflects the additional volume associated with our previously announced acquisitions. We also anticipate higher non-timber income for full-year 2023 as compared to full-year 2022. However, we expect that the increase in harvest volumes and non-timber income will be largely
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

offset by lower weighted average stumpage realizations due to softer demand as well as higher harvest and transportation costs. Overall, we expect full-year Adjusted EBITDA of $145 to $160 million, generally in line with full-year 2022 results.
In our Pacific Northwest Timber segment, we expect to achieve full-year harvest volumes of approximately 1.5 to 1.6 million tons. The anticipated decrease relative to the prior year reflects recent land sales activity, a more muted domestic demand outlook, and an ongoing mix shift toward Douglas-fir, which has a lower MBF-to-ton conversion ratio. We further expect weighted average pricing to decline relative to full-year 2022 due to weaker macroeconomic conditions and lower lumber prices. Overall, we expect full-year Adjusted EBITDA of $42 to $52 million, a decrease from full-year 2022 results.
In our New Zealand Timber segment, we expect full-year harvest volumes of 2.5 to 2.7 million tons. We anticipate that stumpage margins will remain under pressure to start the year but are optimistic that export market conditions will gradually improve as the operating environment in China normalizes following the COVID-related disruptions that persisted throughout 2022. We further expect that favorable carbon credit pricing and volumes will contribute to improved results in 2023. Overall, we expect full-year Adjusted EBITDA of $58 to $64 million, an increase from full-year 2022 results.
Turning to our Real Estate segment, we are encouraged by the continued interest in both our development projects and rural properties despite the higher interest rate environment. However, we anticipate that real estate activity will be significantly weighted to the second half of the year, with relatively limited activity in the first quarter in particular. Overall, we expect full-year Adjusted EBITDA of $68 to $77 million, generally in line with full-year 2022 results.
Conference Call
A conference call and live audio webcast will be held on Thursday, February 2, 2023 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Friday, March 3, 2023, by dialing 866-430-8797 (domestic) or 203-369-0943 (international), passcode: 2323.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Large Dispositions" are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
2"Timber write-off and adjustments resulting from a casualty event" includes the write-off of merchantable and pre-merchantable timber volume related to a casualty event and a favorable adjustment to the original write-off estimate of $1.1 million.
3"Gain on investment in Timber Funds" represents the gain recognized on the sale of rights to manage two Timber funds (Funds III and IV) previously managed by the Company’s Olympic Resources Management (ORM) subsidiary, as well as its co-investment stake in both funds.
4"Fund II Timberland Dispositions attributable to Rayonier" represent the proportionate share of Fund II Timberland Dispositions that are attributable to Rayonier.
5"Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership" are the proportionate share of pro forma items that are attributable to noncontrolling interests in the operating partnership.
6"Pro forma net income," "Pro forma revenues (sales)," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
7"Loss from terminated cash flow hedge" is the mark to market loss recognized in earnings due to the early termination of an interest rate swap, as the hedged cash flows will no longer occur.
8"Loss related to debt extinguishments and modifications" includes prepayment penalties, unamortized capitalized loan costs associated with repaid debt and legal arrangement fees associated with refinancing, partially offset by the gain on fair value of extinguished debt.
9"Gain associated with the multi-family apartment complex sale attributable to noncontrolling interests" represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2022, Rayonier owned or leased under long-term agreements approximately 2.8 million acres of timberlands located in the U.S. South (1.92 million acres), U.S. Pacific Northwest (474,000 acres) and New Zealand (417,000 acres). More information is available at www.rayonier.com.
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Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events, including the war in Ukraine; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2022 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
SALES	$245.4	$195.3	$262.0	$909.1	$1,109.6
Costs and Expenses
Cost of sales	(180.9)	(152.1)	(217.2)	(688.3)	(796.1)
Selling and general expenses	(15.7)	(16.9)	(15.9)	(64.7)	(57.8)
Other operating (expense) income, net	(4.7)	14.6	4.6	9.7	14.1
OPERATING INCOME	44.1	40.9	33.5	165.8	269.8
Interest expense	(9.7)	(9.1)	(10.6)	(36.2)	(44.9)
Interest and other miscellaneous income, net	1.6	1.3	0.2	2.6	0.2
INCOME BEFORE INCOME TAXES	36.0	33.1	23.1	132.2	225.1
Income tax expense	(1.4)	(1.2)	(1.6)	(9.4)	(14.6)
NET INCOME	34.6	31.9	21.5	122.8	210.5
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.7)	(0.5)	(0.2)	(2.4)	(4.5)
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(0.8)	(10.8)	(12.6)	(13.3)	(53.4)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$33.1	$20.6	$8.7	$107.1	$152.6
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.23	$0.14	$0.06	$0.73	$1.08
Diluted earnings per share attributable to Rayonier Inc.	$0.22	$0.14	$0.06	$0.73	$1.08

Pro forma net income per share (a)	$0.11	$0.15	$0.01	$0.62	$0.67

Weighted Average Common Shares used for determining
Basic EPS	146,765,131	146,370,340	143,968,773	146,209,847	140,812,882
Diluted EPS (b)	150,572,519	150,232,889	148,079,383	150,152,953	145,300,861

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of December 31, 2022, there were 147,282,631 common shares and 3,208,827 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2022 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents (excluding Timber Funds)	$114.3	$358.7
Cash and cash equivalents (Timber Funds)	—	3.5
Restricted cash (Timber Funds)	—	6.3
Assets held for sale	0.7	5.1
Other current assets	87.3	77.9
Timber and timberlands, net of depletion and amortization	3,230.9	2,895.0
Higher and better use timberlands and real estate development investments	115.1	106.9
Property, plant and equipment	44.7	44.5
Less - accumulated depreciation	(17.5)	(14.9)
Net property, plant and equipment	27.2	29.6
Restricted cash (excluding Timber Funds)	1.2	0.6
Right-of-use assets	97.2	101.8
Other assets	115.5	51.0
	$3,789.4	$3,636.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt	—	125.0
Distribution payable (Timber Funds)	—	6.3
Other current liabilities	95.3	100.4
Long-term debt	1,514.7	1,242.8
Long-term lease liability	88.8	93.4
Other non-current liabilities	104.1	119.1
Noncontrolling interests in the operating partnership	105.8	133.8
Total Rayonier Inc. shareholders’ equity	1,865.4	1,771.8
Noncontrolling interests in consolidated affiliates	15.3	43.8
Total shareholders’ equity	1,880.7	1,815.6
	$3,789.4	$3,636.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2022 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2020	137,678,822	$1,101.7	$446.3	($73.9)	$388.5	$1,862.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $2.5 million	6,357,972	233.0	—	—	—	233.0
Net income	—	—	157.1	—	53.4	210.5
Net income attributable to noncontrolling interests in the operating partnership	—	—	(4.5)	—	—	(4.5)
Dividends ($1.08 per share)	—	—	(154.1)	—	—	(154.1)
Issuance of shares under incentive stock plans	270,713	6.0	—	—	—	6.0
Stock-based compensation	—	9.3	—	—	—	9.3
Fund II carried interest incentive fee	—	—	—	—	(3.8)	(3.8)
Disposition of noncontrolling interests in consolidated affiliates	—	—	—	—	(255.5)	(255.5)
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	9.7	9.7
Adjustment of noncontrolling interests in the operating partnership	—	—	(42.5)	—	—	(42.5)
Other (a)	1,065,454	39.1	—	54.3	(148.5)	(55.1)
Balance, December 31, 2021	145,372,961	$1,389.1	$402.3	($19.6)	$43.8	$1,815.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $1.1 million	1,579,228	59.3	—	—	—	59.3
Net income	—	—	109.5	—	13.3	122.8
Net income attributable to noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Dividends ($1.125 per share)	—	—	(166.0)	—	—	(166.0)
Issuance of shares under incentive stock plans	321,337	2.5	—	—	—	2.5
Stock-based compensation	—	12.4	—	—	—	12.4
Adjustment of noncontrolling interests in the operating partnership	—	—	23.2	—	—	23.2
Other (a)	9,105	(0.3)	—	55.4	(41.8)	13.3
Balance, December 31, 2022	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7

(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The year ended December 31, 2022 also includes the redemption of 106,914 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares, common stock offering costs associated with the “at-the-market” (ATM) equity offering program.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2022 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2022	2021
Cash provided by operating activities:
Net income	$122.8	$210.5
Depreciation, depletion and amortization	147.3	155.7
Non-cash cost of land and improved development	28.4	25.0
Gain on large dispositions of timberlands	(16.6)	(44.8)
Gain on sale of Timber Funds III & IV	—	(3.7)
Gain on Fund II timberland dispositions	—	(51.5)
Fund II carried interest incentive fee	—	(3.8)
Stock-based incentive compensation expense	12.4	9.3
Deferred income taxes	(5.4)	8.5
Other items to reconcile net income to cash provided by operating activities	2.5	10.6
Changes in working capital and other assets and liabilities	(22.2)	9.3
	269.2	325.1
Cash used for investing activities:
Capital expenditures	(74.8)	(76.0)
Real estate development investments	(13.7)	(12.5)
Purchase of timberlands	(458.5)	(179.1)
Net proceeds from large dispositions of timberlands	29.5	54.7
Net proceeds from sale of Timber Funds III & IV	—	31.0
Net proceeds from Fund II timberland dispositions	—	154.7
Other	1.1	0.9
	(516.4)	(26.3)
Cash used for financing activities:
Net increase in debt	125.0	26.4
Dividends paid	(165.7)	(153.5)
Distributions to noncontrolling interests in the operating partnership	(3.7)	(4.3)
Proceeds from the issuance of common shares under incentive stock plan	2.6	5.9
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	61.6	230.8
Distributions to noncontrolling interests in consolidated affiliates	(19.4)	(109.0)
Make-whole fee on NWFCS debt prepayment	—	(6.2)
Other	(5.0)	(6.4)
	(4.6)	(16.3)
Effect of exchange rate changes on cash and restricted cash	(1.9)	(0.9)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(253.7)	281.6
Balance, beginning of year	369.1	87.5
Balance, end of period	$115.4	$369.1

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
December 31, 2022 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Sales
Southern Timber	$56.6	$64.5	$58.7	$264.2	$204.4
Pacific Northwest Timber	42.4	34.4	34.7	162.2	143.0
New Zealand Timber	71.4	72.5	67.5	274.1	281.2
Timber Funds	—	—	71.3	—	199.4
Real Estate	57.0	12.4	11.5	138.0	189.9
Trading	18.2	11.6	18.6	71.0	95.4
Intersegment Eliminations	(0.2)	(0.1)	(0.3)	(0.4)	(3.7)
Sales	$245.4	$195.3	$262.0	$909.1	$1,109.6

Pro forma sales (a)
Southern Timber	$56.6	$64.5	$58.7	$264.2	$204.4
Pacific Northwest Timber	42.4	34.4	34.7	162.2	143.0
New Zealand Timber	71.4	72.5	67.5	274.1	281.2
Timber Funds	—	—	0.3	—	8.9
Real Estate	26.5	12.4	11.5	107.5	133.9
Trading	18.2	11.6	18.6	71.0	95.4
Intersegment Eliminations	(0.2)	(0.1)	(0.3)	(0.4)	(3.7)
Pro forma sales	$214.9	$195.3	$191.0	$878.6	$863.1

Operating income (loss)
Southern Timber	$19.7	$22.5	$19.0	$96.6	$66.1
Pacific Northwest Timber	3.5	2.2	1.5	15.2	6.8
New Zealand Timber	8.0	9.3	3.6	30.6	51.5
Timber Funds	—	—	18.4	—	63.3
Real Estate	21.5	15.7	(0.3)	58.5	112.5
Trading	0.3	0.2	(0.5)	0.4	0.1
Corporate and Other	(8.9)	(9.0)	(8.2)	(35.5)	(30.6)
Operating income	$44.1	$40.9	$33.5	$165.8	$269.8

Pro forma operating income (loss) (a)
Southern Timber	$19.7	$22.5	$19.0	$96.6	$66.1
Pacific Northwest Timber	3.1	3.3	1.5	15.9	6.8
New Zealand Timber	8.0	9.3	3.6	30.6	51.5
Timber Funds	—	—	(0.7)	—	(0.1)
Real Estate	4.9	4.3	(0.3)	30.4	67.8
Trading	0.3	0.2	(0.5)	0.4	0.1
Corporate and Other	(8.9)	(9.0)	(8.2)	(35.5)	(30.6)
Pro forma operating income	$27.2	$30.5	$14.4	$138.5	$161.6

Adjusted EBITDA (a)
Southern Timber	$33.2	$36.6	$33.6	$156.9	$120.2
Pacific Northwest Timber	15.5	12.6	13.2	63.9	57.3
New Zealand Timber	13.7	15.6	9.8	54.5	78.5
Timber Funds	—	—	(0.6)	—	2.3
Real Estate	14.2	8.4	2.8	72.7	100.7
Trading	0.3	0.2	(0.5)	0.4	0.1
Corporate and Other	(8.6)	(8.6)	(7.9)	(34.2)	(29.4)
Adjusted EBITDA	$68.4	$64.7	$50.4	$314.2	$329.8
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2022 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Year Ended
	December 31,	December 31,
	2022	2021
Cash Provided by Operating Activities	$269.2	$325.1
Working capital and other balance sheet changes	(5.9)	(28.4)
Cash Available for Distribution attributable to NCI in Timber Funds	—	(12.9)
Capital expenditures (a)	(74.8)	(76.0)
Cash Available for Distribution (b)	$188.5	$207.8

Net Income	$122.8	$210.5
Operating income attributable to NCI in Timber Funds	—	(45.6)
Interest, net attributable to NCI in Timber Funds	—	0.3
Income tax expense attributable to NCI in Timber Funds	—	0.1
Net Income (Excluding NCI in Timber Funds)	$122.8	$165.3
Interest, net and miscellaneous income attributable to Rayonier	33.2	44.3
Income tax expense attributable to Rayonier	9.4	14.6
Depreciation, depletion and amortization attributable to Rayonier	147.3	143.2
Non-cash cost of land and improved development	28.4	25.0
Non-operating expense	0.4	—
Timber write-offs and adjustments resulting from casualty event attributable to Rayonier (c)	0.7	—
Gain associated with the multi-family apartment complex sale attributable to NCI (d)	(11.5)	—
Gain on investment in Timber Funds (e)	—	(7.5)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	(10.3)
Large Dispositions (g)	(16.6)	(44.8)
Adjusted EBITDA (h)	$314.2	$329.8
Cash interest paid attributable to Rayonier (i)	(35.7)	(41.5)
Cash taxes paid attributable to Rayonier	(15.1)	(7.4)
Capital expenditures attributable to Rayonier (a)	(74.8)	(73.2)
Cash Available for Distribution (b)	$188.5	$207.8

Cash Available for Distribution (b)	$188.5	$207.8
Real estate development investments	(13.7)	(12.5)
Cash Available for Distribution after real estate development investments	$174.8	$195.2

F

PRO FORMA SALES (j):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2022
Sales	$56.6	$42.4	$71.4	—	$57.0	$18.2	($0.2)	$245.4
Large Dispositions (g)	—	—	—	—	(30.5)	—	—	(30.5)
Pro forma sales	$56.6	$42.4	$71.4	—	$26.5	$18.2	($0.2)	$214.9

September 30, 2022
Sales	$64.5	$34.4	$72.5	—	$12.4	$11.6	($0.1)	$195.3
Pro forma sales	$64.5	$34.4	$72.5	—	$12.4	$11.6	($0.1)	$195.3

December 31, 2021
Sales	$58.7	$34.7	$67.5	$71.3	$11.5	$18.6	($0.3)	$262.0
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(57.0)	—	—	—	(57.0)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	—	(14.0)	—	—	—	(14.0)
Pro forma sales	$58.7	$34.7	$67.5	$0.3	$11.5	$18.6	($0.3)	$191.0

PRO FORMA SALES (j):
Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2022
Sales	$264.2	$162.2	$274.1	—	$138.0	$71.0	($0.4)	$909.1
Large Dispositions (g)	—	—	—	—	(30.5)	—	—	(30.5)
Pro forma sales	$264.2	$162.2	$274.1	—	$107.5	$71.0	($0.4)	$878.6

December 31, 2021
Sales	$204.4	$143.0	$281.2	$199.4	$189.9	$95.4	($3.7)	$1,109.6
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(159.1)	—	—	—	(159.1)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	—	(31.4)	—	—	—	(31.4)
Large Disposition (g)	—	—	—	—	(56.0)	—	—	(56.0)
Pro forma sales	$204.4	$143.0	$281.2	$8.9	$133.9	$95.4	($3.7)	$863.1

PRO FORMA NET INCOME (k):
	Three Months Ended						Year Ended
	December 31, 2022		September 30, 2022		December 31, 2021		December 31, 2022		December 31, 2021
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$33.1	$0.22	$20.6	$0.14	$8.7	$0.06	$107.1	$0.73	$152.6	$1.08
Gain on investment in Timber Funds (e)	—	—	—	—	(3.8)	(0.03)	—	—	(7.5)	(0.05)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	—	—	(3.1)	(0.02)	—	—	(10.3)	(0.07)
Loss from terminated cash flow hedge (l)	—	—	—	—	—	—	—	—	2.2	0.02
Loss related to debt extinguishments and modifications (m)	—	—	—	—	—	—	—	—	0.2	—
Timber write-off and adjustments resulting from casualty event (c)	(0.4)	—	1.1	0.01	—	—	0.7	—	—	—
Large Dispositions (g)	(16.6)	(0.11)	—	—	—	—	(16.6)	(0.11)	(44.8)	(0.31)
Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership (n)	0.4	—	—	—	0.2	—	0.3	—	1.7	—
Pro Forma Net Income	$16.5	$0.11	$21.6	$0.15	$2.0	$0.01	$91.5	$0.62	$94.1	$0.67

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (o) (h):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
December 31, 2022
Operating income	$19.7	$3.5	$8.0	—	$21.5	$0.3	($8.9)	$44.1
Adjustment to prior period timber write-off (c)	—	(0.4)	—	—	—	—	—	(0.4)
Large Dispositions (g)	—	—	—	—	(16.6)	—	—	(16.6)
Pro forma operating income	$19.7	$3.1	$8.0	—	$4.9	$0.3	($8.9)	$27.2
Depreciation, depletion and amortization	13.5	12.4	5.7	—	1.2	—	0.3	33.1
Non-cash cost of land and improved development	—	—	—	—	8.1	—	—	8.1
Adjusted EBITDA	$33.2	$15.5	$13.7	—	$14.2	$0.3	($8.6)	$68.4

September 30, 2022
Operating income	$22.5	$2.2	$9.3	—	$15.7	$0.2	($9.0)	$40.9
Gain associated with the multi-family apartment complex sale attributable to NCI (d)	—	—	—	—	(11.5)	—	—	(11.5)
Timber write-off resulting from a fire casualty event (c)	—	1.1	—	—	—	—	—	1.1
Pro forma operating income	$22.5	$3.3	$9.3	—	$4.3	$0.2	($9.0)	$30.5
Depreciation, depletion and amortization	14.1	9.4	6.3	—	1.0	—	0.3	31.1
Non-cash cost of land and improved development	—	—	—	—	3.1	—	—	3.1
Adjusted EBITDA	$36.6	$12.6	$15.6	—	$8.4	$0.2	($8.6)	$64.7

December 31, 2021
Operating income (loss)	$19.0	$1.5	$3.6	$18.4	($0.3)	($0.5)	($8.2)	$33.5
Gain on investment in Timber Funds (e)	—	—	—	(3.8)	—	—	—	(3.8)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	—	(3.1)	—	—	—	(3.1)
Operating income attributable to NCI in Timber Funds	—	—	—	(12.3)	—	—	—	(12.3)
Pro forma operating income (loss)	$19.0	$1.5	$3.6	($0.7)	($0.3)	($0.5)	($8.2)	$14.4
Depreciation, depletion and amortization	14.6	11.7	6.2	0.2	0.9	—	0.3	33.9
Non-cash cost of land and improved development	—	—	—	—	2.2	—	—	2.2
Adjusted EBITDA	$33.6	$13.2	$9.8	($0.6)	$2.8	($0.5)	($7.9)	$50.4

F

PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA (o) (h):

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
December 31, 2022
Operating income	$96.6	$15.2	$30.6	—	$58.5	$0.4	($35.5)	$165.8
Gain associated with the multi-family apartment complex sale attributable to NCI (d)	—	—	—	—	(11.5)	—	—	(11.5)
Timber write-off resulting from casualty event (c)	—	0.7	—	—	—	—	—	0.7
Large Dispositions (g)	—	—	—	—	(16.6)	—	—	(16.6)
Pro forma operating income	$96.6	$15.9	$30.6	—	$30.4	$0.4	($35.5)	$138.5
Depreciation, depletion and amortization	60.3	48.0	23.9	—	13.9	—	1.3	147.3
Non-cash cost of land and improved development	—	—	—	—	28.4	—	—	28.4
Adjusted EBITDA	$156.9	$63.9	$54.5	—	$72.7	$0.4	($34.2)	$314.2

December 31, 2021
Operating income	$66.1	$6.8	$51.5	$63.3	$112.5	$0.1	($30.6)	$269.8
Gain on investment in Timber Funds (e)	—	—	—	(7.5)	—	—	—	(7.5)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	—	(10.3)	—	—	—	(10.3)
Operating income attributable to NCI in Timber Funds	—	—	—	(45.6)	—	—	—	(45.6)
Large Dispositions (g)	—	—	—	—	(44.8)	—	—	(44.8)
Pro forma operating income (loss)	$66.1	$6.8	$51.5	($0.1)	$67.8	$0.1	($30.6)	$161.6
Depreciation, depletion and amortization	54.1	50.5	27.0	2.4	7.9	—	1.2	143.2
Non-cash cost of land and improved development	—	—	—	—	25.0	—	—	25.0
Adjusted EBITDA	$120.2	$57.3	$78.5	$2.3	$100.7	$0.1	($29.4)	$329.8
(a)“Capital expenditures” exclude timberland acquisitions of $458.5 million and $179.1 million during the twelve months ended December 31, 2022 and December 31, 2021, respectively.
(b)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interests in Timber Funds, and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)“Timber write-off and adjustments resulting from a casualty event” includes the write-off of merchantable and pre-merchantable timber volume related to a casualty event and a favorable adjustment to the original write-off estimate of $1.1 million.
(d)“Gain associated with the multi-family apartment complex sale attributable to noncontrolling interests" represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.
(e)“Gain on investment in Timber Funds” represents the gain recognized on the sale of rights to manage two timber funds (Funds III and IV) previously managed by the Company’s Olympic Resources Management (ORM) subsidiary, as well as its co-investment stake in both funds.
(f)“Fund II Timberland Dispositions” represent the disposition of Fund II Timberland assets, which we managed and owned a co-investment stake in.
(g)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
(h)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense, operating income attributable to noncontrolling interests in Timber Funds, gain associated with the multi-family apartment complex sale attributable to noncontrolling interests, the gain on investment in Timber Funds, Fund II timberland dispositions, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(i)“Cash interest paid” is presented net of patronage refunds received of $6.0 million and $6.5 million during the twelve months ended December 31, 2022 and December 31, 2021, respectively, excluding patronage refunds attributable to noncontrolling interests in Timber Funds.
(j)“Pro forma revenue (sales)” is defined as revenue (sales) adjusted for Large Dispositions, Fund II timberland dispositions and sales attributable to noncontrolling interests in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(k)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of losses from a terminated cash flow hedge, losses related to debt extinguishments and modifications, gain on investment in Timber Funds, Fund II timberland dispositions, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
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(l)“Loss from terminated cash flow hedge” is the mark to market loss recognized in earnings due to the early termination of an interest rate swap, as the hedged cash flows will no longer occur.
(m)“Loss related to debt extinguishments and modifications” includes prepayment penalties and unamortized capitalized loan costs associated with repaid debt in addition to legal and arrangement fees associated with refinancing, partially offset by the write-off of fair market value adjustments.
(n)“Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership” are the proportionate share of pro forma items that are attributable to noncontrolling interests in the operating partnership.
(o)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for operating income attributable to noncontrolling interests in Timber Funds, the gain associated with the multi-family apartment complex sale attributable to noncontrolling interests, the gain on investment in Timber Funds, Fund II timberland dispositions, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

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RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
December 31, 2022 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

		2023 Guidance
		Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income		$56.1	-	$78.5
Less: Net income attributable to noncontrolling interests		(3.2)	-	(3.9)
Less: Net income attributable to noncontrolling interests in operating partnership		(1.1)	-	(1.6)
Net income attributable to Rayonier Inc.		$51.8	-	$73.0

Interest, net		46.7	-	47.2
Income tax expense		8.2	-	9.3
Depreciation, depletion and amortization		146.5	-	157.0
Non-cash cost of land and improved development		25.0	-	31.0
Non-operating expense		(2.5)	-	(3.0)
Net income attributable to noncontrolling interests		3.2	-	3.9
Net income attributable to noncontrolling interests in operating partnership		1.1	-	1.6
Adjusted EBITDA	300000000	$280.0	-	$320.0
		0.37		300
Diluted Earnings per Share	0.43	$0.36	-	$0.50
(a)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company's ongoing operating results.
G